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                                  July 30, 1997



VIA TELECOPIER (610) 260-0268

Mr. Ken Goldenberg
The Goldenberg Group
350 Sentry Parkway
Building 630, Suite 300
Blue Bell, PA  19422-2136

                  Re: Goldenberg/Rubin Projects

Dear Ken:

         To follow up on the various Goldenberg/Rubin conversations, we would clarify and confirm the following matters:

                  1. Retail Management Fees. With respect to Oxford Valley and Cherry Hill, retail management fees will be calculated in accordance with the Letter Agreement which imputes rent for pad sales, but does not impute rent for ground leases. With respect to the other projects envisioned, i.e., Lancaster, Blue Route and the two matching Rubin projects, the Letter Agreement is hereby modified to provide that an imputed charge of $4/PSF rent will be added to the actual ground lease rents for purposes of computing the retail management fee.

                  2. Put Rights. You have expressed an interest in acquiring the right to put your interests in some or all of the various Goldenberg/Rubin projects into PREIT, or its affiliated operating partnership. PREIT is very interested in discussing these items. However, PREIT, on the one hand, and Goldenberg, on the other hand, cannot agree on the terms of any put agreement over the next day or two. Rather, we suggest that when the PREIT Proxy becomes available, PREIT will deliver it to you. If you are interested in acquiring an interest in PREIT, after reviewing the Proxy, you may enter into negotiations regarding the acquisition of such Goldenberg interests as you desire to transfer to PREIT or its operating partnership.

                  3. Distributions from Equity Fund. In a matter that related to Oxford Valley, we agree that the attached schedule illustrates the methodology used to reconcile the equity fund. The exact accounting is subject to a final audit utilizing this method.



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Mr. Ken Goldenberg
July 30, 1997
Page 2


                  4. Reimbursement of In-House Costs. With respect to all projects, you have asked for clarification that the development projects will not pay overhead, administrative or in-house legal or consulting fees to employees or entities controlled by the managing partner. We agree with this statement. However, we have agreed to the reimbursement of in-house legal fees for the preparation and negotiation of leases at Cherry Hill and reimbursement of the direct payroll costs, as previously presented to us, for your on-site construction supervision at Oxford Valley. In the future, in-house legal or other charges will only be reimbursable if approved by each of us, in advance.

                  5. Funding Goldenberg Projects. The intent of the Letter Agreement was that if funds in excess of the Equity Fund are needed for Lancaster and Blue Route, that Rubin and Goldenberg will each put up such necessary funds equally and in a timely fashion (within fifteen (15) days of a requisition). That obligation and procedure is hereby confirmed.

                  6. Non-Retail Fees. At Blue Route, there is a significant possibility that a parcel of land will be used for non-retail purposes. You have asked for clarification on how development, leasing and management fees will be paid on the non-retail portion of the project. We confirm our understanding that you would be entitled to a development fee of $1 per square foot of GLA (which is shared with Rubin) and a leasing fee of $2 per square foot of GLA as provided in the Letter Agreement with respect to the non-retail GLA of an office building or hotel (not including parking structures or parking areas). In terms of management, you would be entitled to a 4% management fee for an office property as per the Letter Agreement if you build and lease space to tenants. For a land lease or sale of an office building or hotel, you will be entitled to management fees only if your contract with the office or hotel user, or owner, provides that you will be the managing entity or property manager, in which case you will be paid whatever the tenant or purchaser agrees to pay you, so long as such fees are reasonable.

                  7. Construction Financing. You have asked that construction financing on Goldenberg projects be guaranteed by PREIT. Ron has explained to Ken, in great detail, the limitations placed upon PREIT. The operating partnership, as referenced in the Proxy, will obligate itself to guarantee construction financing on the Goldenberg projects, as long as this financing is with "Required Lenders." "Required Lenders" will have the definition to be given in the Loan Agreement between PREIT and CoreStates Bank, as lead lender, which is



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Mr. Ken Goldenberg
July 30, 1997
Page 3

currently under negotiation. We believe that Required Lenders will mean those Lenders holding 2/3 by commitment amounts of the amount of the CoreStates loan to PREIT. We have agreed to both work with PREIT to approach CoreStates to allow the operating partnership to guarantee construction financing with other lenders. In the event that Goldenberg desires to utilize another lender, and if PREIT cannot obtain CoreStates' consent for the operating partnership loan to guarantee such a construction loan, Ron Rubin will sign personally to guarantee such loan if required by the construction lender. Conversely, you have asked us to agree that Ken will not be required to guarantee construction financing for projects by Rubin or the operating partnership if Ken elects to forsake his general partner status. This is agreeable, in principle, with us. However, if a lender requires Ken's signature, we ask that Ken work with us, in a similar manner to how Ken Goldenberg worked with Rubin with respect to Hillview.

                  8. Accounting Fees. This will confirm that Rubin will pay Zelenkofske Axelrod fees incurred in connection with the proposed PREIT transaction in an amount not to exceed $50,000.

                  9. York Project. This will confirm that if Rubin, or the operating partnership as successor to Rubin, desires to go forward with a shopping center development at York, that it will be a 50/50 joint venture with Goldenberg outside the scope of the Letter Agreement. Further, the respective responsibilities will be discussed and decided upon between Goldenberg, on the one hand, and Rubin and/or the operating partnership, on the other hand. However, no agreements have yet been signed with respect to York, Pennsylvania, and this is not a commitment by Rubin or the operating partnership to go forward with the ownership of a power center development in York, Pennsylvania. However, should we decide not to go forward, we will give you timely notice.

                  10. Affiliate Obligations. It is expressly agreed that neither party hereto, nor its successors and assigns, may use affiliates to avoid their obligations under the Letter Agreement.




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Mr. Ken Goldenberg
July 30, 1997
Page 4
         If you agree that this letter accurately sets forth our understandings, please sign and return a copy to me.


                                                    Very truly yours,

                                                    /s/ Ronald Rubin
                                                    ---------------------------
                                                        RONALD RUBIN


cc:      Mr. Alan Feldman
         Mr. Edward Glickman
         Jonathan B. Weller, President
         Lawrence J. Arem, Esquire


Agreed and Accepted this 30th
day of July, 1997.


THE GOLDENBERG GROUP



By:/s/ Ken Goldenberg
   -------------------------
       Ken Goldenberg